Issuer Name:                 The Ziegler Companies, Inc.
Reporting Person:            Van Horn, Lynn R.
                             W72 N1001 Harrison Avenue
                             Cedarburg, Wisconsin 53012
Social Security Number:      ###-##-####
Statement for:               April 1997
Relationship of
Reporting Person
to Issuer:                   Officer - Senior Vice President - Finance
Title of Security:           Common Stock
Amount of Securities
Beneficially Owned
at End of Month:             1,560
Ownership Form:              Direct
Title of                     Common Stock through
Derivative Security:         employee stock option (right to buy)
Conversion or
Exercise Price of
Derivative Security:         $16.625
Transaction Date:            April 29, 1997
Transaction Code:            X
Number of Derivative
Securities Disposed Of:      6,000
Date Exercisable:            Immediate
Expiration Date:             December 29, 2003
Title of Underlying
Securities:                  Common Stock
Number of Shares
of Underlying Securities:    6,000
Price of
Derivative Security:         $12,750.00
Number of Derivative
Securities Beneficially
Owned at End of Month:       0
Ownership Form of
Derivative Security:         Direct
Title of                     Common Stock through
Derivative Security:         employee stock option (right to buy)
Conversion or
Exercise Price of
Derivative Security:         $15.940
Transaction Date:            April 29, 1997
Transaction Code:            X
Number of Derivative
Securities Disposed Of:      1,210
Date Exercisable:            Immediate
Expiration Date:             April 30, 1997
Title of Underlying
Securities:                  Common Stock
Number of Shares
of Underlying Securities:    1,210
Price of
Derivative Security:         $3,400.10
Number of Derivative
Securities Beneficially
Owned at End of Month:       0
Ownership Form of
Derivative Security:         Direct